As filed with the Securities and Exchange Commission on June 6, 2005

Registration No. 333-125123

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNSTONE HOTEL INVESTORS, INC.

(Exact Names of Registrant as Specified in Governing Instrument)

903 Calle Amanecer, Suite 100

San Clemente, California 92673

(949) 369-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants Principal Executive Offices)

Jon D. Kline

Executive Vice President and Chief Financial Officer

903 Calle Amanecer, Suite 100

San Clemente, California 92673

(949) 369-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alison S. Ressler Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, CA 90067 (310) 712-6600	Peter T. Healy O’Melveny & Myers LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111-3305 (415) 984-8833

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the company in connection with the sale of securities being registered. All amounts shown are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$28,000
NASD filing fee	25,000
NYSE supplemental listing fee	37,000
Printing and engraving expense	150,000
Legal fees and expenses	200,000
Accounting fees and expenses	610,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees	3,000
Miscellaneous	20,000

Total	1,083,000

ITEM 32. SALES TO SPECIAL PARTIES

See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

Upon our formation in June 2004, Sunstone Hotel Investors, LLC was issued 100 shares of common stock of Sunstone Hotel Investors, Inc. for total consideration of $100 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the formation and structuring transactions carried out in conjunction with our initial public offering, Sunstone Hotel Investors, Inc. issued 9,990,932 shares of common stock and Sunstone Hotel Partnership, LLC issued 19,112,556 membership units that are exchangeable for shares of our common stock to Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC in exchange for the contribution of assets by them. We received substantially all of the hotels and other assets we own as consideration for these issuances of common stock and membership units. We have not obtained any independent valuation of the consideration received by us, and the value of the securities issued by us and Sunstone Hotel Partnership, LLC depended on the initial public offering price. Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC committed to these issuances prior to the filing of the initial public offering Registration Statement. The issuances of such shares were effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

On April 27, 2005, we entered into a Stock Purchase Agreement with BIP REIT Private Limited, an affiliate of GIC Real Estate, an investment arm of the Government of Singapore, pursuant to which we agreed to sell 3,750,000 shares of common stock at a purchase price of $20.65 per share. The aggregate purchase price for the shares is $77,437,500. Pursuant to the Stock Purchase Agreement, the purchase price has been deposited into escrow pursuant to an Escrow Agreement with Citibank, N.A., to be released upon the closing of the acquisition of interests in six Renaissance hotels from Marriott. See “Summary—Recent Developments” in Part I of this

Registration Statement. The common stock issuable to the investor will be issued and deposited into escrow upon the occurrence of certain events specified in the Escrow Agreement and will be released upon the closing of the acquisition from Marriott. This offering is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder, as there was no public offering of the securities.

On April 27, 2005, we entered into a Purchase Agreement with Security Capital Preferred Growth Incorporated, an investment vehicle advised by Security Capital Research & Management Incorporated, pursuant to which we agreed to sell 4,102,564 shares of series C convertible redeemable preferred stock, or series C preferred stock, at a purchase price of $24.13125 per share. The aggregate purchase price is approximately $98,999,998. The Series C Preferred Stock will pay a base dividend of 6.45%, subject to increase based on increases in the dividends payable on our common stock. The Series C Preferred Stock will be convertible into common stock on a one-for-one basis at any time and will be callable after five years. The closing of this offering is conditioned upon the closing of the acquisition of interests in six Renaissance hotels from Marriott as described in “Summary—Recent Developments” in Part I of this Registration Statement and the closing of the sale of common stock to BIP REIT Private Limited described above. This offering is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder, as there was no public offering of the securities.

On May 12, 2005, we exchanged all of the 750,000 outstanding shares of our series B cumulative redeemable preferred stock for 750,000 shares of series A cumulative redeemable preferred stock. The series A and series B preferred stock have identical terms. The surrender of the series B preferred stock was the only consideration we received for the newly issued shares of series A preferred stock. This transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company. Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements. See page F-1 for an index of the financial statements included in this registration statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit No.	Description
1.1	Underwriting Agreement among Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC, the selling stockholders named therein and the underwriters named therein.
3.1*	Articles of Amendment and Restatement of Sunstone Hotel Investors, Inc.
3.2*	Bylaws of Sunstone Hotel Investors, Inc.
3.3****	Form of Articles Supplementary for Series A Preferred Stock
3.4****	Form of Articles Supplementary for Series B Preferred Stock
4.1****	Form of Specimen Certificate of Series A Preferred Stock of Sunstone Hotel Investors, Inc.
4.2*	Letter furnished to Securities and Exchange Commission (the “Commission”) agreeing to furnish certain debt instruments.
4.3****	Form of Specimen Certificate of Series B Preferred Stock of Sunstone Hotel Investors, Inc.
4.4*	Specimen Certificate of Common Stock of Sunstone Hotel Investors, Inc.
5.1	Opinion of Venable LLP.
8.1	Tax Opinion of Sullivan & Cromwell LLP.
10.1*	Master Agreement with Management Company.
10.2*	Hotel Management Agreement.
10.3**	Amended and Restated Loan Agreement dated October 26, 2004, among the borrowers named therein, the Lenders and Massachusetts Mutual Life Insurance Company, as Administrative Agent.
10.4*	Amended and Restated Loan Agreement, dated January 31, 2003, between the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.4.1*	First Amendment to Amended and Restated Loan Agreement, dated February 25, 2003, between the borrowers named therein and LaSalle Bank National Association, as Trustee, in trust for the Holders of Bear Stearns Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2003-West, as Lender.

Exhibit No.	Description
10.5*	Registration Rights Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.6*	2004 Long-term Incentive Plan of Sunstone Hotel Investors, Inc.
10.7*	TRS Lease.
10.8*	Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC.
10.9***	Revolving Credit Agreement, dated as of October 26, 2004, among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc. the subsidiary Guarantors named herein, the Initial Lenders, Initial Issuing Bank and Swing Line Bank named herein, Citicorp North America, Inc., as Administrative Agent and as a Collateral Agent, Calyon New York Branch and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Running Managers.
10.10***	Term Credit Agreement, dated as of October 26, 2004, among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc. the subsidiary Guarantors named herein, the Initial Lenders named herein, Citicorp North America, Inc., as Administrative Agent and as a Collateral Agent, Calyon New York Branch and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint book running Managers.
10.11*	Investors Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.12*	Senior Management Incentive Plan of Sunstone Hotel Investors, Inc.
10.13*	Employment Agreement with Robert A. Alter.
10.14*	Employment Agreement with Jon D. Kline.
10.15*	Employment Agreement with Gary A. Stougaard.
10.16****	Form of First Amended and Restated Limited Liability Company Agreement of Sunstone Hotel Partnership; LLC
10.17****	Purchase and Sale Agreement between Marriott International, Inc. and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.18*****	Stock Purchase Agreement between BIP REIT Private Limited and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.19*****	Registration Rights Agreement between BIP REIT Private Limited and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.20*****	Escrow Agreement among BIP REIT Private Limited, Sunstone Hotel Investors, Inc. and Citibank, N.A., dated April 27, 2005.
10.21*****	Purchase Agreement among Security Capital Preferred Growth Incorporated, Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC, dated April 27, 2005.
21.1**	Subsidiaries of Sunstone Hotel Investors, Inc.
23.1	Consent of Ernst & Young LLP (previously filed).
23.2	Consent of PricewaterhouseCoopers LLP (previously filed).
23.3	Consent of Venable LLP (included as part of Exhibit 5.1).
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
23.5	Consent of PricewaterhouseCoopers LLP (previously filed).
23.6	Consent of KPMG LLP (previously filed).
24.1	Power of Attorney (previously filed).

*	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117141) declared effective by the Commission on October 20, 2004.
**	Incorporated by reference to the registrant’s annual report on Form 10-K filed with the Commission on February 22, 2004.
***	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the Commission on December 1, 2004.
****	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-123102) declared effective by the Commission on March 11, 2005.

*****	Incorporated by reference to the registrant’s current report on Form 8-K filed with the Commission on May 3, 2005.

ITEM 37. UNDERTAKINGS

The undersigned registrant further hereby undertakes that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settle by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California on this 6th day of June, 2005.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ JON D. KLINE
	Name:	Jon D. Kline
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and as on the dates indicated.

Signature	Title	Date

/s/ ROBERT A. ALTER Robert A. Alter	Chief Executive Officer and President; Director	June 6, 2005

/s/ JON D. KLINE Jon D. Kline	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2005

* Lewis N. Wolff	Chairman	June 6, 2005

* Z. Jamie Behar	Director	June 6, 2005

* Barbara S. Brown	Director	June 6, 2005

* Anthony W. Dona	Director	June 6, 2005

* Paul D. Kazilionis	Director	June 6, 2005

* Jonathan H. Paul	Director	June 6, 2005

* Keith P. Russell	Director	June 6, 2005

* David M. Siegel	Director	June 6, 2005

*By:	/S/ JON D. KLINE
Jon D. Kline
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Underwriting Agreement among Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC, the selling stockholders named therein and the underwriters named therein.
3.1*	Articles of Amendment and Restatement of Sunstone Hotel Investors, Inc.
3.2*	Bylaws of Sunstone Hotel Investors, Inc.
3.3****	Form of Articles Supplementary for Series A Preferred Stock
3.4****	Form of Articles Supplementary for Series B Preferred Stock
4.1****	Form of Specimen Certificate of Series A Preferred Stock of Sunstone Hotel Investors, Inc.
4.2*	Letter furnished to Securities and Exchange Commission (the “Commission”) agreeing to furnish certain debt instruments.
4.3****	Form of Specimen Certificate of Series B Preferred Stock of Sunstone Hotel Investors, Inc.
4.4*	Specimen Certificate of Common Stock of Sunstone Hotel Investors, Inc.
5.1	Opinion of Venable LLP.
8.1	Tax Opinion of Sullivan & Cromwell LLP.
10.1*	Master Agreement with Management Company.
10.2*	Hotel Management Agreement.
10.3**	Amended and Restated Loan Agreement dated October 26, 2004, among the borrowers named therein, the Lenders and Massachusetts Mutual Life Insurance Company, as Administrative Agent.
10.4*	Amended and Restated Loan Agreement, dated January 31, 2003, between the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.4.1*	First Amendment to Amended and Restated Loan Agreement, dated February 25, 2003, between the borrowers named therein and LaSalle Bank National Association, as Trustee, in trust for the Holders of Bear Stearns Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2003-West, as Lender.
10.5*	Registration Rights Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.6*	2004 Long-term Incentive Plan of Sunstone Hotel Investors, Inc.
10.7*	TRS Lease.
10.8*	Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC.
10.9***	Revolving Credit Agreement, dated as of October 26, 2004, among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc. the subsidiary Guarantors named herein, the Initial Lenders, Initial Issuing Bank and Swing Line Bank named herein, Citicorp North America, Inc., as Administrative Agent and as a Collateral Agent, Calyon New York Branch and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Running Managers.
10.10***	Term Credit Agreement, dated as of October 26, 2004, among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc. the subsidiary Guarantors named herein, the Initial Lenders named herein, Citicorp North America, Inc., as Administrative Agent and as a Collateral Agent, Calyon New York Branch and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint book running Managers.
10.11*	Investors Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.

Exhibit No.	Description
10.12*	Senior Management Incentive Plan of Sunstone Hotel Investors, Inc.
10.13*	Employment Agreement with Robert A. Alter.
10.14*	Employment Agreement with Jon D. Kline.
10.15*	Employment Agreement with Gary A. Stougaard.
10.16****	Form of First Amended and Restated Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC.
10.17*****	Purchase and Sale Agreement between Marriott International, Inc. and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.18*****	Stock Purchase Agreement between BIP REIT Private Limited and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.19*****	Registration Rights Agreement between BIP REIT Private Limited and Sunstone Hotel Investors, Inc., dated April 27, 2005.
10.20*****	Escrow Agreement among BIP REIT Private Limited, Sunstone Hotel Investors, Inc. and Citibank, N.A., dated April 27, 2005.
10.21*****	Purchase Agreement among Security Capital Preferred Growth Incorporated, Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC, dated April 27, 2005.
21.1**	Subsidiaries of Sunstone Hotel Investors, Inc.
23.1	Consent of Ernst & Young LLP (previously filed).
23.2	Consent of PricewaterhouseCoopers LLP (previously filed).
23.3	Consent of Venable LLP (included as part of Exhibit 5.1).
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
23.5	Consent of PricewaterhouseCoopers LLP (previously filed).
23.6	Consent of KPMG LLP (previously filed).
24.1	Power of Attorney (previously filed).

*	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117141) declared effective by the Commission on October 20, 2004.
**	Incorporated by reference to the registrant’s annual report on Form 10-K filed with the Commission on February 22, 2004.
***	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the Commission on December 1, 2004.
****	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-123102) declared effective by the Commission on March 11, 2005.
*****	Incorporated by reference to the registrant’s current report on Form 8-K filed with the Commission on May 3, 2005.